UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement	[X]	Definitive Additional Materials

[ ]	Soliciting Materials Pursuant to §240.14a-12

VAPOR CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Vapor Corp.

3001 Griffin Road

Dania Beach, Florida 33312

(888) 482-7671

To The Shareholders of Vapor Corp.:

This letter supplements our previously filed Definitive Proxy Materials (the “Proxy Statement”) related to our 2015 Annual Meeting of the shareholders of Vapor Corp., which will be held at 2:00 p.m. on July 7, 2015 at our corporate headquarters in Dania, Florida.

Subsequent to filing the Proxy Statement on May 22, 2015, Angela Courtin, who was at the time serving as a member of our Board of Directors and who was nominated for re-election at the Annual Meeting, informed us that she was unable to continue serving as a Director or stand for re-election at the Annual Meeting. On June 5, 2015, the Board of Directors appointed William Conway III, who was nominated for election as a Director at the Annual Meeting and about whom information was provided in the Proxy Statement, to fill the vacancy left by Ms. Courtin.

As previously announced in the Proxy Statement, Frank Jaumot, who is presently serving as a member of our Board of Directors, is not seeking re-election at the Annual Meeting. Since Mr. Conway was initially nominated to replace Mr. Jaumot but has replaced Ms. Courtin instead, in accordance with the procedures described in the Proxy Statement, the Board may identify a substitute nominee to fill the vacancy left by Mr. Jaumot, and previously submitted proxies voted for the re-election of Ms. Courtin will be voted for the substitute nominee.

Other than as described above, the proposals described in the Proxy Statement remain unchanged. If you have already submitted your proxy, no action is required on your part, unless you wish to revoke a previously submitted proxy in accordance with the procedures described in the Proxy Statement. If you have not yet voted, we urge you to vote your shares at your earliest convenience by one of the methods described in the Proxy Statement. Your vote is important, so if you have not yet voted, please act today!

By the Order of the Board of Directors:

/s/ Jeffrey Holman
Jeffrey Holman
Chairman of the Board and Chief Executive Officer

Dated: June 22, 2015